FOR RELEASE                                 CONTACT:  Christopher D. Morris
July 22, 2008                                         Executive Vice President
3:05 p.m. Central Time                                Chief Financial Officer
                                                      (972) 258-4525

           CEC ENTERTAINMENT REPORTS 5.7% COMPARABLE STORE SALES GAIN;
                  SECOND-QUARTER DILUTED EPS RISES 85% TO $0.48


IRVING, TEXAS - CEC Entertainment, Inc. (NYSE: CEC) today reported net earnings of $11.3 million for its second quarter, which ended on June 29, 2008, as compared to $8.5 million for the second quarter of 2007. The Company's diluted earnings per share increased 85% to $0.48 per diluted share, as compared to $0.26 per diluted share in the second quarter of 2007.

Total quarterly revenue increased 7.0% to $192.5 million, compared with revenue of $179.9 million for the second quarter of fiscal 2007, driven by new store openings and a comparable store sales gain of 5.7%. The Company believes the comparable store sales gain reflects the success of its current strategies, including the ongoing capital initiatives at existing stores, the introduction of an enhanced marketing plan and recent efforts to increase the number of birthday party reservations and fundraising events.

Operating income for the second quarter of 2008 was $22.5 million, or 11.7% of total revenue, as compared to $16.6 million, or 9.2% of total revenue, in the prior year, an increase of 250 basis points as a percentage of total revenue. The increase in operating income as a percentage of total revenue is primarily attributable to the gain in comparable store sales; partially offset by increases in commodity prices, including cheese and dough; advertising expenses and administrative costs.

Richard M. Frank, Chairman and Chief Executive Officer, stated that, "We are pleased with the strong sales performance during the second quarter and first half of this year. We believe this momentum speaks directly to the health and vitality of our brand in the marketplace today and is further evidenced by the fact that each of our five regions posted positive comparable store sales growth for the first six months of fiscal 2008. We are further encouraged by our belief that each of our sales strategies are working and adding to our sales performance. Although we feel confident in our strategies and believe we are well positioned to continue growing sales for the balance of the year, we remain cautious in our outlook given the current economic environment. We are currently estimating comparable store sales growth of 2% to 3% for the remainder of the year."

During the second quarter of 2008, the Company achieved its pre-announced targeted debt-to-Adjusted EBITDA ratio of 2:1, ending the quarter with $394.5 million borrowed on its revolving credit facility. Furthermore, during the second quarter, the Company purchased 2.8 million shares of its common stock, or approximately 11.3% of shares outstanding at the beginning of the quarter, at a cost of $102.2 million.

Business Outlook:

Based on current estimates, the Company expects diluted earnings per share to range from $2.57 to $2.65 per share for the 2008 fiscal year representing 32% to 36% growth from the prior year, after excluding asset impairment charges from fiscal year 2007. In addition, the Company expects diluted earnings per share to range from $0.56 to $0.60 per share and $0.20 to $0.22 per share for the third quarter and fourth quarter of 2008, respectively. This guidance is based on the following assumptions:

     - comparable store sales growth of 2.0% to 3.0% for the second half of 2008;
     - higher cheese and dough costs for the last six months of 2008 compared to the same period in the prior year will be offset by a reduction in cheese and dough usage resulting from certain company initiatives implemented during the first half of the year;
     - labor expenses as a percent of Company store sales is expected to increase 0.5% to 0.7% for the remainder of the 2008 fiscal year driven primarily by minimum wage increases and favorable adjustments to health insurance reserves occurring in the second half of the prior year;
     - opening of five to six new Company stores and four to five new franchise stores during the year;
     -    total capital expenditures for the year of $80 to $85 million; and
     -    an effective tax rate of 38.0% to 38.5% for the remainder of the year.

Second Quarter Conference Call:

The Company  will host a  conference  call today,  July 22,  2008,  at 3:30 p.m.
Central Time to discuss its second quarter 2008 financial results. A live webcast of the call (listen only) can be accessed through the Company's website, www.chuckecheese.com. Shortly after its conclusion, a replay of the call will be available for a minimum of ninety days on the website.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles ("GAAP"). From time to time in the course of financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures such as Adjusted EBITDA and Free Cash Flow.

Reconciliations of the most directly comparable GAAP financial measure to Adjusted EBITDA and Free Cash Flow and certain other supplemental financial data are set forth in tables accompanying this release.

About CEC Entertainment, Inc.:

Celebrating over 30 years of success as a place Where a Kid can be a Kid(R), CEC Entertainment, Inc. is a nationally recognized leader in full-service family entertainment and dining. The Company's stores feature musical and comic entertainment by robotic and animated characters, games, rides and arcade-style activities intended to appeal to families with children between the ages of two and 12. The Company and its franchisees operate a system of 537 Chuck E. Cheese's stores located throughout the United States (excluding Wyoming and Vermont), Canada and abroad. Currently, 490 locations in the United States and Canada are owned and operated by the Company. For more information, see the Company's website at www.chuckecheese.com.

Forward-Looking Statements:

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company's operating results, performance or financial condition are its ability to implement its growth strategies; national, regional and local economic conditions affecting the entertainment/dining industry; consumers' health, nutrition and dietary preferences; competition within each of the restaurant and entertainment industries; ability to retain key personnel; success of its franchise operations; negative publicity; disruption of its commodity distribution system; ability to protect its trademarks and other proprietary rights; health epidemics or pandemics; acts of God; terrorists acts; litigation; product liability claims and product recalls; demographic trends; fluctuations in quarterly results of operations, including seasonality; government regulations; weather; school holidays; and increased commodity, utility, insurance, advertising and labor costs.

                           - financial tables follow -

                                              CEC ENTERTAINMENT, INC.
                                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                      (in thousands, except per share amounts)

                                                                    Quarter Ended             Year To Date Ended
                                                               -----------------------     -----------------------
                                                                June 29,      July 1,       June 29,      July 1,
                                                                  2008         2007           2008         2007
                                                               ---------     ---------     ---------     ---------
                                                                     (Unaudited)                 (Unaudited)

REVENUE:

   Company store sales ...................................     $ 191,354     $ 179,091     $ 435,573     $ 410,950
   Franchise fees and royalties ..........................         1,140           774         2,097         1,774
                                                               ---------     ---------     ---------     ---------
      Total revenue ......................................       192,494       179,865       437,670       412,724
                                                               ---------     ---------     ---------     ---------

OPERATING COSTS AND EXPENSES:
Company store operating costs:
   Cost of sales .........................................        31,102        28,924        69,199        64,921
   Labor expenses ........................................        54,436        51,736       116,672       110,226
   Depreciation and amortization .........................        18,241        17,293        36,705        34,150
   Rent expense ..........................................        16,357        15,779        32,853        31,704
   Other operating expenses ..............................        27,811        28,665        58,449        58,297
                                                               ---------     ---------     ---------     ---------
      Total Company store operating costs ................       147,947       142,397       313,878       299,298
Advertising expense.......................................         7,902         7,109        18,021        15,549
General and administrative ...............................        13,967        12,518        27,255        25,767
Asset impairment costs ...................................           137         1,278           137         1,278
                                                               ---------     ---------     ---------     ---------
      Total operating costs and expenses..................       169,953       163,302       359,291       341,892
                                                               ---------     ---------     ---------     ---------
Operating income .........................................        22,541        16,563        78,379        70,832
Interest expense, net ....................................         4,063         2,865         7,896         5,656
                                                               ---------     ---------     ---------     ---------
Income before income taxes ...............................        18,478        13,698        70,483        65,176
Income taxes .............................................         7,170         5,150        26,264        24,608
                                                               ---------     ---------     ---------     ---------

Net income................................................     $  11,308     $   8,548     $  44,219     $  40,568
                                                               =========     =========     =========     =========

Earnings per share:
   Basic .................................................     $    0.49     $    0.27     $    1.81     $    1.26
   Diluted ...............................................     $    0.48     $    0.26     $    1.78     $    1.22

Weighted average shares outstanding:
   Basic .................................................        23,116        32,020        24,439        32,093
   Diluted ...............................................        23,608        33,003        24,860        33,356


                                CEC ENTERTAINMENT, INC.
                         CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (in thousands)

                                                            June 29,      December 30,
                                                              2008            2007
                                                           ---------      ------------
                        ASSETS                                     (Unaudited)

Current assets:
   Cash and cash equivalents .........................     $  17,171       $  18,373
   Other current assets ..............................        46,903          48,646
                                                           ---------       ---------
      Total current assets ...........................        64,074          67,019
Property and equipment, net ..........................       662,555         668,390
Other assets .........................................         4,196           2,484
                                                           ---------       ---------

      Total assets ...................................     $ 730,825       $ 737,893
                                                           =========       =========

          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt .................     $     783       $     756
   Other current liabilities .........................        89,854          78,149
                                                           ---------       ---------
      Total current liabilities ......................        90,637          78,905
Long-term debt, less current portion .................       406,384         329,119
Other liabilities ....................................       113,166         111,876
                                                           ---------       ---------
      Total liabilities ..............................       610,187         519,900

Shareholders' equity .................................       120,638         217,993
                                                           ---------       ---------

      Total liabilities and shareholders' equity .....     $ 730,825       $ 737,893
                                                           =========       =========


                             CEC ENTERTAINMENT, INC.
          RECONCILIATION OF GAAP RESULTS TO NON-GAAP FINANCIAL MEASURES
                      AND OTHER SUPPLEMENTAL FINANCIAL DATA
                       (in thousands, except percentages)

The following table sets forth a reconciliation of net income to Adjusted EBITDA and certain other supplemental financial data for the periods shown:

                                                  Quarter Ended            Year to Date Ended
                                             -----------------------     -----------------------
                                              June 29,      July 1,       June 29,      July 1,
                                                2008          2007          2008          2007
                                             ---------     ---------     ---------     ---------
                                                   (Unaudited)                 (Unaudited)

Revenues ...............................     $ 192,494     $ 179,865     $ 437,670     $ 412,724
                                             ---------     ---------     ---------     ---------

Net income..............................     $  11,308     $   8,548     $  44,219     $  40,568
Add:
   Income taxes ........................         7,170         5,150        26,264        24,608
   Interest expense, net ...............         4,063         2,865         7,896         5,656
   Depreciation and amortization .......        18,390        17,589        36,843        34,675
   Asset write-offs ....................           324         2,594           941         3,721
   Stock-based compensation.............         1,527         1,210         2,602         2,084
                                             ---------     ---------     ---------     ---------
      Adjusted EBITDA ..................     $  42,782     $  37,956     $ 118,765     $ 111,312
                                             =========     =========     =========     =========

      Adjusted EBITDA Margin ...........          22.2%         21.1%         27.1%         27.0%


The following table sets forth a reconciliation of cash provided by operating activities to Free Cash Flow for the periods shown:

                                                  Quarter Ended            Year to Date Ended
                                             -----------------------     -----------------------
                                              June 29,      July 1,       June 29,      July 1,
                                                2008          2007          2008          2007
                                             ---------     ---------     ---------     ---------
                                                   (Unaudited)                 (Unaudited)

Cash provided by operating activities ..     $  22,203     $   4,828     $ 103,682     $  89,577
Less:
   Capital expenditures.................        21,255        29,607        39,342        58,186
                                             ---------     ---------     ---------     ---------
      Free Cash Flow ...................     $     948     $ (24,779)    $  64,340     $  31,391
                                             =========     =========     =========     =========


----------------

     Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as net income excluding income taxes, net interest expense, depreciation, amortization, asset write-offs and stock-based compensation. Adjusted EBITDA Margin represents Adjusted EBITDA divided by revenues expressed as a percentage.

     Free Cash Flow, also a non-GAAP financial measure, is defined by the Company as cash provided by operating activities less capital expenditures.

     The Company believes that the non-GAAP financial measures above provide useful information to the Company, investors and other interested parties regarding the Company's operating performance, its capacity to incur and service debt, fund capital expenditures and other corporate uses. The non-GAAP financial measures presented in the schedules above should not be viewed as alternatives or substitutes for the Company's reported GAAP results. Adjusted EBITDA and Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies.

                             CEC ENTERTAINMENT, INC.
                                STORE INFORMATION

                                         Quarter Ended        Year to Date Ended
                                      -------------------    -------------------
                                      June 29,    July 1,    June 29,    July 1,
                                        2008        2007       2008        2007
                                      --------    -------    --------    -------

Number of Company-owned stores:
   Beginning of period .........         490        485         490        484
   New .........................           1          4           1          7
   Closed ......................          (1)        (2)         (1)        (4)
                                        ----       ----        ----       ----
   End of period ...............         490        487         490        487
                                        ====       ====        ====       ====

Number of franchise stores:
   Beginning of period .........          44         45          44         45
   New .........................           3          -           3          -
   Closed ......................           -         (1)          -         (1)
                                        ----       ----        ----       ----
   End of period ...............          47         44          47         44
                                        ====       ====        ====       ====
































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